EXHIBIT 10.20

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

LANCE OIL & GAS COMPANY, INC.

AND

WESTERN GAS RESOURCES, INC.

“SELLERS”

AND

PRB OIL & GAS, INC.

“BUYER”

i

9.7	Bankruptcy	20
9.8	Liability for Brokers’ Fees	20
9.9	No Liens	21
9.10	Judgments	21
9.11	Records	21
9.12	Compliance with Law	21
9.13	Applicable Contracts	21
9.14	Permits	21
9.15	Taxes	21
9.16	Lease Accounts	21
9.17	Preferential Purchase Rights and Consents	21
ARTICLE 10.	BUYER’S REPRESENTATIONS AND WARRANTIES	22
10.1	Organization and Good Standing	22
10.2	Corporate Authority; Authorization of Agreement	22
10.3	No Violations	22
10.4	SEC Disclosure	22
10.5	Independent Evaluation	23
10.6	Governmental Approvals	23
ARTICLE 11.	ADDITIONAL AGREEMENTS	23
11.1	Covenants of Sellers	23
11.2	Notice of Loss	23
11.3	Subsequent Operations	23
11.4	Buyer’s Assumption of Obligations	23
11.5	Records	24
ARTICLE 12.	CONDITIONS PRECEDENT TO CLOSING	24
12.1	Conditions Precedent to Seller’s Obligation to Close	24
12.2	Conditions Precedent to Buyer’s Obligation to Close	24
12.3	Conditions Precedent to Obligation of Each Party	24
ARTICLE 13.	TERMINATION	25
13.1	Grounds for Termination	25
13.2	Effect of Termination	25
13.3	Dispute over Right to Terminate	26
13.4	Return of Documents	26
13.5	Confidentiality	26
ARTICLE 14.	THE CLOSING	26
14.1	Closing	26
14.2	Obligations of Seller at Closing	26
14.3	Obligations of Buyer at Closing	27
ARTICLE 15.	MISCELLANEOUS	27
15.1	Notices	27
15.2	Conveyance Costs	28
15.3	Brokers’ Fees	28
15.4	Access to Information	28
15.5	Further Assurances	28
15.6	Survival of Representations and Warranties	28
15.7	Amendments and Severability	29

15.8	Successors and Assigns	29
15.9	Headings	29
15.10	Governing Law	29
15.11	No Partnership Created	29
15.12	Public Announcements	29
15.13	No Third Party Beneficiaries	29
15.14	Not to be Construed Against Drafter	29
15.15	Entire Agreement	30
15.16	Conspicuousness of Provisions	30
15.17	Arbitration	30
15.18	Execution in Counterparts	32

EXHIBITS AND SCHEDULES

Exhibits

Exhibit A-1	Leases
Exhibit A-1-a	Allocated Value for Leases
Exhibit A-2	Wells
Exhibit A-3	Allocation of Purchase Price
Exhibit B	Amherst Facility
Exhibit C	Form of Assignment and Conveyance
Exhibit D	Bill of Sale
Exhibit E	Form of Letters in Lieu
Exhibit F	Lance Easements and WGR Easements
Exhibit G	Lance Personal Property and WGR Personal Property

Schedules

Schedule 9.13	Lance Applicable Contracts and WGR Applicable Contracts
Schedule 9.14	Lance Permits and WGR Permits
Schedule 9.17	Preferential Rights

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated December 7, 2006, by and between LANCE OIL & GAS COMPANY, INC. (“Lance”), a Delaware corporation and WESTERN GAS RESOURCES, INC. (“WGR”), a Delaware corporation (Lance and WGR, together “Sellers”), and PRB Oil & Gas, Inc, a Colorado corporation (“Buyer”).

WHEREAS, Sellers desire to sell, assign and convey to Buyer and Buyer desires to purchase and accept ownership of certain oil and gas properties, gas gathering assets and related interests located in Phillips and Sedgwick Counties, Colorado and Chase, Deuel, Dundy, Perkins and Keith Counties, Nebraska; and

WHEREAS, the parties have reached agreement regarding such sale and purchase.

NOW, THEREFORE, for valuable consideration and the mutual covenants and agreements herein contained, Sellers and Buyer agree as follows:

ARTICLE 1. DEFINITIONS

1.1           Definitions. In this Agreement, capitalized terms have the meanings provided in this Article, unless expressly provided otherwise in other Articles.

“Accounting Referee” has the meaning set forth in Article 5.4.

“Affiliate” means and includes any entity that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the entity specified. Control means ownership of greater than fifty-one percent (51%) of the voting stock, units, or partnership interests of such entity.

“Aggregate Threshold Amount” has the meaning set forth in Article 4.5.

“Alleged Environmental Condition” means an Environmental Condition asserted by Buyer in accordance with Article 4.4.

“Alleged Title Defect” means a Title Defect (as hereinafter defined) which is asserted by Buyer in accordance with Article 4.2.

“Allocated Value” means the portion of the Purchase Price allocated to the various Properties as set forth on Exhibit A-1-a, for Leases, and on Exhibit A-2, for Wells.

“Assignment” means a document in the form of Exhibit C.

“Business Day” means a Day (as hereinafter defined) excluding Saturdays, Sundays and U.S. legal holidays.

“Buyer’s Knowledge” means the actual knowledge of any officer, director, or manager level employee of Buyer.

“Casualty Loss” means any loss, damage or reduction in value to the Properties resulting from mechanical failure or defects, catastrophic occurrences, acts of God and any other property losses which are not the result of normal wear and tear or of natural reservoir changes.

“Claim” or “Claims” means any and all claims, demands, suits, causes of action, losses, damages, liabilities, fines, penalties and costs (including attorneys’ fees and costs of litigation) which are brought by or owed to a Third Party.

“Claim Notice” has the meaning set forth in Article 7.6.

“Claimant” has the meaning set forth in Article 15.16 regarding Arbitration.

“Close” or “Closing” means the consummation of the transfer of title to the Properties (as hereinafter defined) to Buyer, including execution and delivery of all documents provided herein.

“Closing Date” means the later of (i) December 31, 2006, or (ii) such other date as may result from the procedures set forth in this Agreement, or such other date as may be mutually agreed upon by the parties.

“Closing Statement” means the statement to be prepared and delivered under Article 14.1.

“Day” means a calendar day consisting of twenty-four (24) hours from midnight to midnight.

“Defensible Title” means, as to the Properties, such title that, subject to and except for the Permitted Encumbrances (as hereinafter defined), that:

(a)                                  With respect to each Lease shown on Exhibit A-1 or each Well shown on Exhibit A-2, obligates Lance to bear a Working Interest for such Lease or Well not greater than the Working Interest shown thereon for such Lease or for such Well, without increase throughout the term of the Lease or the productive life of such Well, as applicable, except for (i) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, and (ii) increases to the extent that they are accompanied by a proportionate increase in Lance’s Net Revenue Interest;

(b)                                 With respect to each Well, entitles Lance to receive the “Net Revenue Interests” set forth in Exhibit A-2 of all oil, gas and associated liquid and gaseous hydrocarbons produced, saved and marketed from the Wells without decrease throughout the term of the productive life of such Well, as applicable, except for (i) decreases in connection with those operations in which Lance or Buyer may from and after the date of this Agreement be a non-consenting co-owner, (ii) decreases resulting from the establishment or amendment from and after the date of this Agreement of pools or units, and (iii) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries; provided that disclosure thereof has been made by Sellers to Buyer in writing

(c)                                  Is free and clear of liens, encumbrances and encroachments;

(d)                                 Is deducible from applicable federal, tribal, state and county records; and

(e)                                  Permits Sellers and their assigns and designees rights of ingress and egress over the Properties for purposes of oil and gas exploration, development, gathering, and production.

“Dispute” has the meaning set forth in Article 15.16.

“Earnest Money” has the meaning set forth in Article 3.2.

“Effective Time” means 12:01 a.m. Mountain Standard Time on December 1, 2006.

“Environmental Claims” means all Claims for pollution or environmental damages of any kind, including without limitation, those relating to: (a) remediation and/or clean-up required by Environmental Laws; (b) injury or death of any person or damage or loss of any property or reserve; (c) the assessment, remediation, removal, transportation or disposal of asbestos, NORM or other potentially hazardous substances associated with or attributable to the Properties; and/or (d) Claims relating to breach and/or violation of Environmental Laws, common law causes of action asserting damage to the environmental quality of a property such as negligence, gross negligence, strict liability, nuisance or trespass, or fault imposed by statute, rule or regulation.

“Environmental Condition” means any condition that, as of the Effective Time (as hereafter defined), is not in compliance with the then existing Environmental Laws (as hereafter defined), including, without limitation, non-compliance of permitting requirements and other filings and notice requirements.

“Environmental Laws” means all laws, statutes, ordinances, permits, orders, judgments, rules or regulations which are promulgated, issued or enacted by a governmental entity or tribal authority having appropriate jurisdiction that, (a) relate to the prevention of pollution or environmental damage, (b) the remediation of pollution or environmental damage, or (c) the protection of the environment generally; including without limitation, the Clean Air Act, as amended, the Clean Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substance and Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous and the Solid Waste Amendments Act of 1984, as amended, and the Oil Pollution Act of 1990, as amended, and other environmental or notice obligations based upon common law.

“Final Accounting Statement” has the meaning set forth in Article 5.4. “Final Settlement Date” has the meaning set forth in Article 5.4.

“Lance Applicable Contracts” shall mean all joint operating agreements; oil, gas, liquids, casinghead gas and condensate purchase, sales, processing, gathering, treatment, compression, and transportation agreements; farm-out or farm-in agreements; dry hole, bottom hole, acreage contribution, purchase and acquisition agreements; area of mutual interest agreements; servicing contracts; and all other executory contracts and agreements relating, in each case listed above, to the Lance Assets, as set forth on Schedule 9.13.

“Lance Assets” means all of Lance’s right, title and interest in, to and under, the following:

(a)                                  oil, gas and mineral leases and other mineral leases and the leasehold estates created thereby described in Exhibit A-1 hereto (collectively, the “Leases”), including all of Lance’s working interests, operating rights, mineral interests, overriding royalty interests, reversionary interests, net profits interests, net revenue interests, and any other similar or dissimilar interests, all rights in any pooled or unitized acreage by virtue of the Leases being a part thereof, all production from the pool or unit allocated to any such Leases, and all interests in any wells within the pool or unit associated with the Leases;

(b)                                 all wells described in Exhibit A-2 hereto (the “Wells”);

(c)                                  The Lance Personal Property;

(d)                                 The Lance Applicable Contracts;

(e)                                  The Lance Easements;

(f)                                    The Lance Permits; and

(g)                                 The Lance Records.

“Lance Easements” means the easements, surface use agreements, and right-of-way agreements, permits, licenses, servitudes or other interests held by Lance in the course of owning and operating the Lance Assets, as described on Exhibit F hereto.

“Lance Permits” means to the extent assignable to Buyers, all permits, licenses, certificates, orders, approvals, authorizations, grants, consents, concessions, warrants, franchises and similar rights and privileges granted by a Governmental Authority that are used, or held for use exclusively for or in connection with the ownership, development and operation of the Lance Assets, as listed in Schedule 9.14 hereto.

“Lance Personal Property” means the equipment and other personal and mixed property (including liquid hydrocarbon inventory in tanks), improvements situated in or upon, or used or useful, or held for future use in connection with the exploration, development and production of oil, gas and other minerals, sulfur, associated gas from any of the Leases, or the treatment, storage or transportation of such substances therefrom, including Wells, casing, tubing, derricks, tanks, batteries, boilers, separators, rods, dehydrators, compressors, pumps, flow lines, water lines, water reservoirs, gas lines, buildings, field offices, fixtures, machinery, gas production, gathering or processing equipment, systems or pipelines, gas marketing systems or pipelines, power lines, telephone and telegraph lines, and all other fixtures and improvements, located on the Leases or lands pooled therewith or located thereon as set forth on Exhibit G hereto;

“Lance Records” means all contract, land, right of way, title, engineering, environmental, operating and maintenance, accounting, tax, files, documents, instruments, notes, papers, reports, abstracts, surveys, maps, books, records, correspondence, and studies to the extent relating to and used or held solely in connection with, the ownership, operation or maintenance of the Lance Assets.

“Laws” means laws, statutes, ordinances, permits, decrees, orders, judgments, rules or regulations (including without limitation Environmental Laws) which are promulgated, issued or enacted by a governmental entity or tribal authority having appropriate jurisdiction.

“Letters-in-Lieu” means a document in the form of Exhibit E.

“Material,” for purposes of Article 9, means any matter reasonably anticipated to cost or have an adverse effect on the value, operation or use of any of the Properties in excess of two hundred and fifty thousand United States dollars ($250,000).

“Net Revenue Interest” with respect to any Well shall mean a party’s Working Interest share of revenues therefrom less such party’s proportionate share of all royalties, overriding royalties, production payments, applicable carried interests, net profits interests, reversionary interests, and other burdens.

“Non-Environmental Claims” means all Claims, except Environmental Claims. “NORM” means naturally occurring radioactive materials.

“Open Defects” means all Open Environmental Conditions and all Open Title Defects.

“Open Environmental Conditions” means all uncured Qualifying Alleged Environmental Conditions that were submitted to Sellers on a timely basis and that remain in dispute.

“Open Title Defects” means all uncured Qualifying Alleged Title Defects that were submitted to Seller on a timely basis and that remain in dispute.

“Permitted Encumbrances” means:

(a)                                  Royalties, overriding royalties, production payments, reversionary interests, convertible interests, net profits interests, division orders and similar burdens encumbering the Properties to the extent the net cumulative effect of such burdens do not operate to reduce the Net Revenue Interests of the Wells to less than the Net Revenue Interests set forth in Exhibit A-2;

(b)                                 Preferential purchase rights and consents to assignment and similar contractual provisions encumbering the Properties with respect to which, prior to Closing, (i) waivers or consents are obtained from the appropriate parties, or (ii) the appropriate time period for asserting such rights have expired without an exercise of such rights;

(c)                                  All rights to consent by, required notices to, filings with, or other actions by governmental entities or tribal authorities in connection with the transfer of record legal title in and to the Properties to Buyer, if the same are customarily obtained subsequent to the transfer of title;

(d)                                 Rights reserved to or vested in any governmental entity or tribal authority having appropriate jurisdiction to control or regulate the Properties in any manner whatsoever, and all Laws of any such governmental entity or tribal authority;

(e)                                  Easements, rights-of-way, servitudes, surface leases, sub-surface leases, grazing rights, logging rights, canals, ditches, reservoirs, pipelines, utility lines, telephone lines, power lines, railways, streets, roads, alleys, highways and structures on, over and through the Properties, to the extent such rights, interests or structures do not materially interfere with the operation of the Properties;

(f)                                    The terms and conditions of all production sales contracts; division orders; contracts for agreements; equipment leases; surface leases; unitization and pooling designations, declarations, orders and agreements; processing agreements; plant agreements; pipeline, gathering, and transportation agreements; injection, repressuring, and recycling agreements; produced water or other disposal agreements; seismic or geophysical permits or agreements; calls on production in agreements pertaining to the Properties; and any and all other agreements filed of record in the county where the affected Property is located or which are ordinary and customary in the oil and gas exploration, development, or extraction business, or in the business of processing of gas and gas condensate production for the extraction of products therefrom attributable to or encumbering the Properties, including but not limited to the Lance Applicable Contracts and the WGR Applicable Contracts;

(g)                                 Liens for taxes or assessments not yet due or not yet delinquent or, if delinquent, that are being contested by Sellers in good faith in the normal course of business;

(h)                                 Liens of operators or non-operators relating to obligations not yet due or not yet delinquent or, if delinquent, that are being contested by Sellers in good faith in the normal course of business;

(i)                                     Title Defect(s) and Alleged Title Defects which are not Qualifying Alleged Title Defects or, when combined with all other Qualifying Alleged Title Defects, Qualifying Alleged Environmental Conditions and Casualty Losses, do not meet the Aggregate Threshold Amount and/or which Buyer has waived hereunder; and

(j)                                     Environmental Condition(s) and Alleged Environmental Condition(s) which are not Qualifying Alleged Environmental Conditions or, when combined with all other Qualifying Alleged Title Defects, Qualifying Alleged Environmental Conditions and Casualty Losses, do not meet the Aggregate Threshold Amount and/or which Buyer has waived hereunder.

“Properties” means the Lance Assets and the WGR Assets.

“Purchase Price” has the meaning set forth in Article 3.1.

“Qualifying Alleged Environmental Condition” has the meaning set forth in Article 4.4. “Qualifying Alleged Title Defect” has the meaning set forth in Article 4.2.

“Records” means the Lance Records and the WGR Records.

“Required Consents” means all consents and approvals, if any, whether required contractually or by applicable federal, state, local or tribal Law, or otherwise necessary for the execution, delivery and performance of this Agreement by Sellers (except for consents and approvals of governmental entities or tribal authorities customarily obtained subsequent to the transfer of title).

“Respondent” has the meaning set forth in Article 15.16 regarding Arbitration.

“Sellers’ Knowledge” means the actual knowledge of any officer, director, or manager level employee of such Seller.

“Title Defect” means any lien, encumbrance, encroachment or defect associated with the Sellers’ title to their respective Properties (excluding Permitted Encumbrances) that would cause such Seller not to have Defensible Title.  Notwithstanding the foregoing, the following shall not be considered Title Defects:

(1)                                  defects based solely on (i) lack of information in the Sellers’ files, or (ii) references to a document(s) if such document(s) is not in Sellers’ files;

(2)                                  defects in the chain of title prior to January 1, 1950, consisting of the mere failure to recite marital status in a document or omissions of successors of heirship or estate proceedings, unless Buyer provides affirmative evidence that such failure or omission has resulted in another party’s actual and superior claim of title to the relevant Property;

(3)                                  defects arising out of lack of survey, unless a survey is required by applicable laws or regulations;

(4)                                  defects arising out of lack of corporate or other entity authorization unless Buyer provides affirmative evidence that the action was not authorized and results in another party’s actual and superior claim of title to the relevant Property.

(5)                                  defects based on a gap in Sellers’ chain of title in the BLM or MMS records as to federal leases, in the state’s records as to state leases, or in the county or parish records as to fee Leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain which documents shall be included in a Title Defect Notice; and

(6)                                  defects disclosed to or known by Buyer and/or its Affiliates prior to the execution of this Agreement.

“Third Party” means any person or entity, governmental or otherwise, other than the Sellers and Buyer, and their respective Affiliates.

“WGR Applicable Contracts” shall mean all contracts that relate exclusively to the ownership, operation or maintenance of the WGR Assets, including all gas and liquids purchase and sales agreements, gas and liquids storage agreements, gas and liquids transportation agreements, waste disposal and recycling agreements, rental contracts, gathering, treating and processing agreements, interconnect agreements, compression service and other service agreements, all as described on Schedule 9.13.

“WGR Assets” means all of WGR’s right, title and interest in, to and under, the following:

(a)                                  The gas gathering pipeline and facilities known as the Amherst Facility as shown on the plat attached as Exhibit B hereto (the “Amherst Facility”);

(b)                                 The WGR Easements;

(c)                                  The WGR Permits;

(d)                                 The WGR Applicable Contracts;

(e)                                  The WGR Personal Property;

(f)                                    The WGR Records;

(g)                                 All technical information, shop rights, designs, plans, manuals, specifications and other proprietary and nonproprietary technology and data used exclusively in connection with the construction, ownership and operation of the Amherst Facility.

“WGR Easements” means the easements, surface use agreements, and right-of-way agreements, permits, licenses, servitudes or other interests held by WGR in the course of constructing and owning the WGR Assets, as described on Exhibit F hereto.

“WGR Permits” means, to the extent assignable to Buyers, all permits, licenses, certificates, orders, approvals, authorizations, grants, consents, concessions, warrants, franchises and similar rights and privileges granted by a Governmental Authority that are used, or held for use exclusively for or in connection with, the ownership, use, operation, maintenance, construction, or installation of the WGR Assets, as listed in Schedule 9.14 hereto.

“WGR Personal Property” means all tangible personal property of every kind and nature which is necessary for, or which is used or held for use exclusively for or in connection with, the ownership, operation or maintenance of the Amherst Facility, including field equipment, tanks, pumps, pipe, valves, meters, fire equipment, fixtures, instruments, spare parts and supplies, telecommunications equipment, supplies and materials, as described on Exhibit G hereto, and all hydrocarbon inventory of the Amherst Facility, including linefill.

“WGR Records” means all contract, land, right of way, title, engineering, environmental, operating and maintenance, accounting, tax, files, documents, instruments, notes, papers, reports, abstracts, surveys, maps, books, records, correspondence, and studies to the extent relating to and used or held solely in connection with, the ownership, operation or maintenance of the WGR Assets.

“Working Interest” with respect to any Well or Lease means the interest in and to such Well or Lease that is burdened with the obligation to bear and pay costs and expenses of maintenance, development operations and plugging and abandoning on or in connection with such Well or Lease, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by, or payable out of production therefrom.

ARTICLE 2. TRANSFER OF THE PROPERTIES

2.1           Sale and Purchase.  On the Closing Date, effective as of the Effective Time and upon the terms and conditions herein set forth, (a) Lance agrees to sell and assign the Lance Assets to Buyer and Buyer agrees to purchase and accept the Lance Assets, and (b) WGR agrees to sell and assign the WGR Assets to Buyer and Buyer agrees to purchase and accept the WGR Assets. Each of the foregoing transactions shall be dependent upon the consummation of the other transaction and each shall be considered to have occurred simultaneously with the other.

ARTICLE 3. PURCHASE PRICE

3.1           Purchase Price.  The total purchase price, subject to adjustments as set forth herein, paid to Sellers by Buyer shall be Eleven Million Seven Hundred Thousand United States Dollars (US$11,700,000) (“Purchase Price”), payable in full at Closing by wire transfer in immediately available funds. The Purchase Price shall be reduced to the extent that after the procedures in this Agreement have been followed, the Allocated Value of Open Defects and Casualty Losses exceed the Aggregate Threshold Amount. The Purchase Price shall be increased to the extent that Lance’s ownership interest in any of the Lance Assets is greater than the interest set forth on Exhibit A-2.  An allocation of the Purchase Price has been made by Buyer as between the Lance Assets and the WGR Assets and that allocation is set forth on Exhibit A-3.  The allocation of the Purchase Price among the Properties has been made solely by Buyer based on its independent evaluation and appraisal of the Lance Assets and WGR Assets and is deemed to be effective as of the Effective Time.  The allocation is subject to adjustment in accordance with any adjustments to the total Purchase Price as provided elsewhere herein.

3.2           Earnest Money. Upon the execution of this Agreement, Buyer shall pay to Sellers an earnest money deposit in an amount equal to ten (10%) percent of the Purchase Price (“Earnest Money”). In the event of Closing, Buyer shall receive a credit toward the Purchase Price equal to the amount of the Earnest Money. If Closing does not occur, the provisions of Article 13.2 shall apply.

ARTICLE 4. DUE DILIGENCE REVIEW

4.1           Review of Records. Sellers shall make available to Buyer for its review, during normal business hours original Lance Records and WGR Records in their respective possession relating to the Properties. Buyer shall have the right to reasonably request copies of any and all such Lance Records or WGR Records at Buyer’s expense.

4.2           Alleged Title Defects.

(a)                                  As soon as reasonably practicable after Buyer’s review of the title Records, but in no event later than December 22, 2006, Buyer shall deliver a written notice to Sellers identifying any Properties which are subject to Alleged Title Defect(s) with a value in excess of Five Thousand Dollars ($5,000.00) per Alleged Title Defect (a “Qualifying Alleged Title Defect”). Buyer shall endeavor to keep Sellers advised on a current basis of any Alleged Title Defects as any are identified during Buyer’s due diligence review. Buyer’s notice of Qualifying Alleged Title Defect(s) shall include a complete description (including any supporting documentation in Buyer’s possession) of each Alleged Title Defect being claimed and the value which Buyer attributes to each said Alleged Title Defect which shall not exceed the Allocated Value for the affected Property.

(b)                                 With respect to Qualifying Alleged Title Defect(s) that are not disputed in good faith by Sellers and that when combined with all Qualifying Alleged Environmental Conditions and Casualty Losses exceed the Aggregate Threshold Amount, Sellers shall use commercially reasonable efforts to cure such Qualifying Alleged Title Defects at Sellers’ sole cost and expense. No later than five (5) Days prior to the scheduled Closing Date, Buyer and Sellers shall meet in an attempt to mutually agree on a proposed resolution with respect to any Qualifying Alleged Title Defect(s) which by such time have not been cured, agreed to or resolved between the parties. Sellers shall have the option, in their sole discretion, of indemnifying Buyer with respect to any Alleged Title Defect(s) in which case, such Alleged Title Defect(s) shall be deemed cured, agreed to or resolved between the parties.

(c)                                If as of the scheduled Closing Date there are Open Title Defect(s) in excess of the Aggregate Threshold Amount, the parties shall refer such Open Title Defects, to binding resolution before an attorney licensed in the state where the affected portion of the Properties is located who is familiar with the types of leases or properties involved in or affected by the Open Title Defect and who has at least fifteen (15) years of oil and gas title experience and satisfies the independence and neutrality standards set forth in Article 15.16(b). The title attorney shall resolve the Open Title Defects submitted by the parties in accordance with the procedure set forth in Article 15.16(c). If the parties are not able to agree on a title attorney,

JAG (as defined in Article 15.16(b)) shall appoint the title attorney. The decision of the title attorney regarding any Open Title Defect shall be final as between the parties.

4.3           Environmental Inspection. Upon execution of this Agreement, Sellers shall grant Buyer access to the Properties, for the purpose of inspecting the environmental condition of the same. Buyer shall have the right, where authorized by Sellers (which authorization shall not be unreasonably withheld) to conduct tests related to the environmental condition of the Properties so long as the tests do not unreasonably interfere with the operation of the Properties. Buyer’s access to the Properties shall be at Buyer’s sole risk, cost and expense, and Buyer shall release Sellers and other working interest owners of the Properties from and shall fully protect, indemnify and defend Sellers and the other working interest owners of the Properties and their respective officers, agents, employees and Affiliates and hold them harmless from and against any and all Claims relating to, arising out of, or connected, directly or indirectly, with Buyer’s acts or omissions in the exercise of its rights hereunder, including without limitation, Claims relating to (a) injury or death of any person or persons whomsoever, (b) damage to or loss of any property or resource, (c) pollution, environmental damage or violation of Environmental Laws, (d) common law causes of action such as negligence, gross negligence, strict liability, nuisance or trespass, or (e) fault imposed by statute, rule, regulation or otherwise. The indemnity obligation and release provided herein shall apply regardless of cause or of any negligent acts or omissions of representatives of Sellers or other working interest owners of the Properties and/or their respective officers, agents, employees and Affiliates that occurred during Buyer’s exercise of its rights hereunder. Buyer additionally agrees to comply with the rules, procedures and instructions issued by Sellers while on the Properties.

4.4           Alleged Environmental Conditions.

(a)                                  As soon as reasonably practical after Buyer’s review of the environmental condition of the Properties, but in no event later than December 22, 2006,  Buyer shall deliver a written notice to Sellers of identifying any Properties which are subject to Alleged Environmental Conditions with an estimated remediation cost in excess of Ten Thousand Dollars ($10,000.00) per Alleged Environmental Condition (“Qualifying Alleged Environmental Condition”). Buyer shall endeavor to keep Sellers advised on a current basis of any Alleged Environmental Condition as any are identified during Buyer’s due diligence review. Buyer’s notice of Qualifying Alleged Environmental Condition(s) shall include a complete description of each individual environmental condition which Buyer takes exception to (including any supporting documentation in Buyer’s possession) and the costs which Buyer in good faith attributes to remediating the same which shall not exceed the Allocated Value for the affected Property.

(b)                               With respect to all Qualifying Alleged Environmental Conditions that are not disputed in good faith by Sellers and that when combined with all Alleged Title Defects and Casualty Losses exceed the Aggregate

Threshold Amount, Sellers shall use commercially reasonable efforts to cure such Qualifying Alleged Environmental Condition prior to the scheduled Closing Date, at Sellers’ sole cost and expense. Immediately prior to the scheduled Closing Date, Buyer and Sellers shall meet in an attempt to mutually agree on an acceptable resolution addressing any such Qualifying Alleged Environmental Condition(s) which by such time have not been cured, agreed to or resolved by the parties.

(c)                                  If as of the scheduled Closing Date there are Open Environmental Conditions in excess of the Aggregate Threshold Amount the parties shall refer such Open Environmental Condition to binding resolution before an attorney or environmental engineering firm licensed in the state where the affected portion of the Properties is located, who is familiar with Environmental Laws, who has at least fifteen (15) years of Environmental Laws experience and satisfies the independence and neutrality standards set forth in Article 15.16(b). The environmental engineer or attorney shall resolve all Open Environmental Conditions submitted by the parties in accordance with the procedure set forth in Article 15.16(c). If the parties are not able to agree on an environmental attorney or engineer, JAG shall appoint the environmental attorney or engineer. The decision of the environmental attorney or engineer regarding any Open Environmental Condition shall be final as between the parties.

4.5           Aggregate Threshold Amount and Value.

(a)                                  Notwithstanding anything herein to the contrary, Sellers shall have no obligation under this Agreement: to cure Qualifying Alleged Title Defects or Qualifying Alleged Environmental Condition; to compensate Buyer; or to reduce the Purchase Price, unless and until the aggregate value of all Open Defects added to the amount of all Casualty Losses equals two hundred fifty thousand United States dollars ($250,000) (the “Aggregate Threshold Amount”).

(b)                               If the total value of all Open Defects and Casualty Losses exceeds the Aggregate Threshold Amount, Closing shall not be delayed, postponed or canceled. The Closing shall be without prejudice to the rights of Buyer and Sellers to resolve all remaining Open Defects in accordance with this Article 4 and Article 15.16. To the extent the total value of all Open Defects and Casualty Losses are greater than the Aggregate Threshold Amount, the Allocated Value of the affected Properties shall be deducted from the Purchase Price payable at Closing and the affected Properties shall be removed from the applicable Conveyance and Assignment, pending Sellers’ ongoing curative efforts or the decision from the title attorney, environmental attorney or engineer, as applicable. Once the Open Defect has been cured by Sellers or the decision has been rendered, Buyer shall, within five (5) days of such cure or decision, pay Sellers the Allocated Value of the Property if the Open Defect has been cured or the amount due as determined by the decision of the arbitrator/expert, and Sellers shall execute and deliver to Buyer a Conveyance and Assignment containing such affected Property.

(c)                                  The value attributable to an Alleged Title Defect shall be an amount determined to be reasonably required to cure or remove the Alleged Title Defect but shall not exceed:

(i)                                     With respect to an Alleged Title Defect affecting Leases, the value per acre as set forth on Exhibit A-1-a, multiplied by the number of acres of the affected Lease, multiplied by the decimal interest therein affected by the Open Defect; and

(ii)                                With respect to an Alleged Title Defect affecting Wells, the value as set forth on Exhibit A-2, proportionately reduced to the percentage of Sellers’ interest affected by the Alleged Title Defect.

(d)                               The value attributable to an Alleged Environmental Condition shall be the reasonably anticipated cost to cure or remedy the Environmental Condition but shall not exceed the Allocated Value of the affected Property.

4.6           Waiver and Release. Except for claims Buyer asserts under the special warranty of title contained in Article 8.1, all title objections or issues that could have been raised as Qualifying Alleged Title Defects and all Environmental Conditions or issues that could have been raised as Qualifying Alleged Environmental Conditions that are not raised by Buyer in a written notice delivered on a timely basis pursuant to this Article 4 shall be waived by Buyer for all purposes, and Buyer shall have no right to seek an adjustment to the Purchase Price, make a claim against Sellers or seek indemnification from Sellers associated with such omitted or untimely Title Defects, Alleged Title Defects, Environmental Conditions or Alleged Environmental Conditions.

ARTICLE 5. ACCOUNTING

5.1           Revenues, Expenses and Capital Expenditures. All revenues attributable to the operation of the Properties prior to the Effective Time shall be owned by and for the account of Sellers. Sellers shall be entitled to all operating revenues and shall be responsible for all operating expenses and related accounts payable arising in the ordinary course of business attributable to the Properties, in each case to the extent they relate to the time prior to the Effective Time. Buyer shall be entitled to all operating revenues and shall be responsible for the payment of all operating expenses and related accounts payable arising in the ordinary course of business attributable to the Properties, in each case to the extent they relate to time after the Effective Time. The actual amounts or values associated with the above shall be accounted for to the extent known in the Closing Statement with the final reconciliation contained in the Final Accounting Statement. At Closing Buyer shall assume liability for suspense funds, if any, associated with the acquired Properties as of the Effective Time. These suspense funds, if any, shall be reflected as a Purchase Price reduction in the Closing Statement.

5.2           Taxes. All taxes and assessments, including without limitation, excise taxes, ad valorem taxes and any other federal, state, local or tribal taxes or assessments attributable to the ownership or operation of the Properties prior to the Effective Time shall remain Sellers’ responsibility, and all deductions, credits and refunds pertaining to the aforementioned taxes and assessments, no matter when received, shall belong to Sellers. All taxes and assessments, including without limitation, excise taxes, ad valorem taxes and any other federal, state, local or tribal taxes and assessments attributable to the ownership or operation of the Properties after the Effective Time (excluding franchise and income taxes of the Sellers from the Effective Time through the Closing) shall be Buyer’s responsibility, and all deductions, credits and refunds pertaining to the aforementioned taxes and assessments, no matter when received, shall belong to Buyer. The actual amounts or values associated with the above, if any, shall be accounted for to the extent known in the Closing Statement and finally reconciled in the Final Accounting Statement. Ad valorem taxes, real property and personal property taxes which have not been assessed and paid for calendar year 2006 shall be estimated based on the prior year assessment, prorated through the Effective Time and reflected in Closing Statement as a reduction in the Purchase Price. Such reduction shall be deemed final and conclusive between the parties for all purposes. Buyer shall be solely responsible for all transfer, sales, use or similar taxes resulting from or associated with the transaction contemplated under this Agreement.

5.3           Obligations and Credits. All prepaid insurance premiums, utility charges, taxes, rentals and any other prepaids applicable to periods of time after the Effective Time, if any, and attributable to the Properties shall be reimbursed to Sellers by Buyer; and accrued payables applicable to periods of time prior to the Effective Time, if any, and attributable to the Properties shall be the responsibility of Sellers. The actual amounts or values associated with the above shall be accounted for in the Closing Statement or Final Accounting Statement.

5.4           Final Accounting Statement. As soon as reasonably practicable, but in no event later than ninety (90) Days after Closing, Sellers shall deliver to Buyer a post-closing statement setting forth a detailed final calculation of all post-closing adjustments applicable to the periods before and after the Effective Time (“Final Accounting Statement”). As soon as reasonably practicable, but in no event later than thirty (30) Days after Buyer receives the Final Accounting Statement, Buyer shall deliver to Sellers a written report containing any changes Buyer proposes to be made to such statement. If Buyer fails to deliver such report to Sellers, the Final Accounting Statement delivered by Sellers shall be deemed to be true and correct and binding on and non-appealable by the parties. As soon as reasonably practicable, but in no event later than fifteen (15) Days after Sellers receive Buyer’s proposed changes to the Final Accounting Settlement, the parties shall meet and undertake to agree on the final post-closing adjustments. If the parties fail to agree on the final post-closing adjustments within such fifteen (15) Day period, the disputed items shall be resolved by submitting the same to a firm of independent nationally recognized accountants mutually acceptable to the parties (the “Accounting Referee”). The Accounting Referee shall resolve the dispute(s) regarding the Final Accounting Statement within thirty (30) Days after having the relevant materials submitted for review. The decision of the Accounting Referee shall be binding and non-appealable by the parties. The fees and expenses associated with the Accounting Referee shall be borne half by Buyer and half by Sellers. The date upon which all amounts associated with the Final Accounting Statement are agreed to by the parties or determined by decision of the Accounting Referee, is referred to as the “Final Settlement Date.” Any amounts owed by either party to the other as a result of the Final

Accounting Statement shall be paid within five (5) Business Days after the Final Settlement Date.

5.5           Post-Final Settlement Date. Any revenues received or costs and expenses paid by Buyer after the Final Settlement Date which are attributable to the ownership or operation of the Properties prior to the Effective Time shall be billed or reimbursed to Sellers, as appropriate. Any revenues received or costs and expenses paid by Sellers after the Final Settlement Date which are attributable to the ownership or operation of the Properties after the Effective Time shall be reimbursed or billed to Buyer.

ARTICLE 6. CASUALTY AND CONDEMNATION

6.1           Casualty and Condemnation. If any part of the Properties shall (a) be destroyed prior to Closing by a Casualty Loss, or (b) be taken in condemnation or if proceedings for such purposes shall be pending; Sellers shall promptly notify Buyer in writing of the nature and extent of the Casualty Loss or taking. If the value of the Casualty Loss or taking exceeds twenty-five thousand United States dollars ($25,000), then either Buyer or Sellers may terminate this Agreement prior to the Closing. If either party terminates this Agreement in accordance with this Article, neither party shall have any further obligations, as expressly provided in this Agreement, and Sellers shall return to Buyer the Earnest Money.  If neither party terminates this Agreement, this Agreement shall remain in full force and effect, and Sellers and Buyer shall agree on a reduction in the Purchase Price to the extent of the Casualty Losses.  Sellers shall retain any and all sums paid to Sellers, unpaid awards, insurance proceeds and other payments associated with or attributable to such Casualty Loss or taking.

ARTICLE 7. INDEMNITIES

7.1           Opportunity for Review. Each party represents that it has had an adequate opportunity to review the following indemnity and release provisions, including the opportunity to submit the same to legal counsel for review and comment. Based upon the foregoing representation, the parties agree to the provisions set forth below.

7.2           Assumption of Obligations, Including Environmental. Effective at the Effective Time, subject to Section 7.1 and except as otherwise expressly set out in this Agreement, Buyer assumes all rights, liabilities, duties, obligations, risk of loss, Claims, Losses and any related responsibility for the ownership, operation or use of the Properties and the business related thereto and any condition (including Environmental Claims) of or on the Properties attributable to any period of time, whether before, on or after the Effective Time. From and after the Closing Date, Sellers shall have no obligation whatsoever, under this Agreement or otherwise to protect, indemnify, defend or hold harmless Buyer, its officers, agents, employees and Affiliates (“Buyer Indemnitees”) from and against any Environmental Claims relating to, arising out of, or connected, directly or indirectly, with the ownership or operation of the Properties, no matter when asserted, and Buyer expressly releases Sellers, their officers, agents, employees and Affiliates (“Seller Indemnitees”) from the same. The indemnity obligation and release provided herein shall apply regardless of cause or of any negligent acts or omissions of any Seller Indemnitee.

7.3           Sellers’ Indemnity Obligation. After Closing Sellers shall, individually and severally, release Buyer from and shall fully protect, indemnify and defend Buyer Indemnitees and hold them harmless from and against any and all Claims relating to, arising out of, or connected, directly or indirectly, with:

(a)                                the breach of any of the representations, warranties, covenants or agreements of such Seller contained in this Agreement to the extent that such survive Closing in accordance with Article 15.5; and

(b)                               amounts payable or other obligations, liabilities or Claims arising pursuant or related to any Lance Contracts or WGR Contracts, as applicable, but only to the extent such amounts or obligations relate to periods prior to the Effective Time.

7.4           Buyer’s Indemnity Obligation. After Closing, Buyer shall release Sellers from and shall fully protect, indemnify and defend Seller Indemnitees, and hold them harmless from and against any and all Claims relating to, arising out of, or connected, directly or indirectly, with:

(a)                                  the breach of any of the representations, warranties, covenants, or agreements of Buyer contained in this Agreement; and

(b)                                 to the extent that Sellers are not required to indemnify Buyers Indemnitees in accordance with Section 7.3, all liabilities or obligations of any kind or nature, resulting from or arising out of the ownership, use or operation of the Properties by Buyer, whether arising out of or relating to periods before, on or after the Effective Time. The indemnity obligation and release provided herein shall apply regardless of cause or of any negligent acts or omissions of any Seller Indemnitee.

7.5           NORM and Hazardous Substances. The parties acknowledge that the Properties may contain asbestos, NORM or other potentially hazardous substances, and that special procedures may be required for the assessment, remediation, removal, transportation or disposal of said asbestos, NORM or other potentially hazardous substances. Buyer agrees to assume any and all liability associated with or attributable to the assessment, remediation, removal, transportation and disposal of the asbestos, NORM or other potentially hazardous substances associated with or attributable to the Properties and will conduct said activities in accordance with all applicable Laws.

7.6           Notice and Cooperation. If a Claim is asserted against a party for which the party would be liable under the provisions of this Article, it is a condition precedent to the indemnifying party’s obligations hereunder that the indemnified party gives the indemnifying party written notice of such Claim setting forth full particulars of the Claim, as known by the indemnified party, including a copy of the Claim (if it was a written Claim) (a “Claim Notice”). The indemnified party shall make a reasonable effort to notify the indemnifying party of any Claim within one (1) month of receipt of a Claim but shall in all events effect such notice within such time as will allow the indemnifying party to defend against such Claim and no later than three (3) calendar months after receipt of the Claim by the indemnified party.

If the indemnifying party receives a Claim Notice which the indemnifying party believes in good faith that it is not obligated to assume and indemnify the indemnified party sending the Claim Notice, the indemnifying party shall deliver written notice to indemnified party rejecting the Claim Notice within fifteen (15) Days after receipt. The parties shall promptly meet to discuss the responsibility for the Claim described in the Claim Notice. If the parties fail to agree on which party is responsible for the Claim, the parties shall refer the matter to arbitration under Article 15. If the matter has not been arbitrated and the party who received the original demand or Claim is required to provide its own defense and satisfy any settlement or judgment, then such actions shall be without prejudice to or waiver of that party’s right to seek reimbursement for all costs, expenses (including attorneys fees and court costs) and damages incurred in connection with the Claim.

7.7           Defense of Claims.

(a)                                  Counsel.  Upon receipt of a Claim Notice, unless disputed, the indemnifying party shall, at the sole cost and expense of the indemnifying party, assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party. The indemnified party shall cooperate in all reasonable respects in such defense. If any Claim involves Claims with respect to which Buyer indemnifies Seller and also Claims for which Seller indemnifies Buyer, each party shall have the right to assume the defense of and hire counsel for that portion of the Claim for which it may have liability. The indemnified party shall have the right to employ separate counsel in any Claim and to participate in the defense thereof, provided the fees and expenses of counsel employed by an indemnified party shall be at the sole expense of the indemnified party, unless otherwise agreed between the parties.

(b)                                 Settlement. If the indemnifying party does not promptly notify the indemnified party that it has undertaken the defense thereof, the indemnified party has the right to defend, at the expense of the indemnifying party, the Claim with counsel of its own choosing, subject to the right of the indemnifying party to assume the defense of any Claim at any time prior to settlement or final determination thereof. If the indemnified party has exercised the right to defend hereunder, the indemnified party shall nevertheless be obligated to send a written notice to the indemnifying party of any proposed settlement of any Claim. The indemnifying party must either accept the settlement within thirty (30) Days of receipt of such notice, unless the settlement offer is limited to a shorter period of time in which case the indemnifying party shall have such shorter period of time in which to accept the proposed settlement, or immediately undertake the defense of the Claim and indemnify the indemnified party against all costs, expenses, and liabilities associated therewith. If the indemnifying party fails or refuses to accept a proposed settlement, and does not assume defense of the Claim, the indemnified party may, at its sole election, defend or settle the Claim, and the indemnifying party shall, upon demand by the indemnified party, reimburse the indemnified party for all costs, liabilities and expenses incurred by the indemnified party in the defense or settlement of the Claim.

7.8           Waiver of Certain Damages. Each of the parties hereby waives, and agrees not to seek consequential, punitive or special damages of any kind from the other with respect to any Claim or dispute, arising out of or relating to this Agreement or breach hereof. This provision does not diminish or affect in any way the parties’ rights and obligations under any indemnities from Third Party Claims provided for in this Agreement.

7.9           Limitations on Indemnities. In no event shall an indemnifying party have any obligation of indemnification to the other party if the Claim for which indemnity is sought was caused by gross negligence or willful misconduct on the part of the indemnified party and/or its officers, directors, employees, agents or Affiliates, nor shall any indemnity provisions in this Agreement apply or be deemed to apply to matters affecting lands other than those which are included in the Properties.

7.10         Payment Disputes. Notwithstanding the provisions of Article 7.2 and 7.3 above, if a Claim is brought after Closing by a third party against Buyer or Sellers alleging improper payment of royalty, severance, production, privilege, ad valorem or gross receipts taxes and any related penalties and interest assessed in connection therewith relating to the Properties for periods prior to or after the Effective Time, Buyer, as the custodian of the Records, shall defend such Claim or, at Sellers election, to the extent that the Claim is asserted in writing within one (1) year after Closing and relates to periods prior to the Effective Date, Sellers may assume defense of the claim and Buyer shall fully cooperate with Sellers in providing access to and copies of any required Records. In the event that Buyer has defended such Claim, Sellers shall reimburse Buyer for the portion of the amount actually paid to the Third Party in satisfaction of the Claim.

ARTICLE 8. SPECIAL WARRANTY OF TITLE AND DISCLAIMERS

8.1           Special Warranty of Title. Sellers shall warrant and defend Defensible Title to the Properties against every person whomsoever lawfully claiming the Properties or any part thereof by, through or under Sellers, but not otherwise.

8.2           Disclaimer - Representations and Warranties. Buyer acknowledges and agrees that Buyer is purchasing the Properties on an “AS-IS, WHERE-IS” basis, and with all faults in their present condition and state of repair, without recourse. Except as expressly set forth in Article 9 of this Agreement, Sellers shall be deemed to have expressly disclaimed any and all representations and warranties concerning the Properties, express, statutory, implied or otherwise, including without limitation, any warranty of title other than the special warranty given in Article 8.1, the quality of hydrocarbon reserves, the quantity of hydrocarbon reserves, the amount of revenues, the amount of operating costs, condition (physical or environmental), compliance with applicable Laws, absence of defects (latent or patent), safety, state of repair, merchantability or fitness for a particular purpose. At Closing, Buyer expressly release Sellers from the same; provided, however, that Buyer shall have the right to enforce any representations and warranties given to Seller by a third party to the extent such are assignable to Buyer.

8.3           Disclaimer - Statements and Information.  Except as expressly set forth in this Agreement, Sellers disclaim any and all liability and responsibility for and associated with the quality, accuracy, completeness or materiality of the Records, data, information and materials furnished (orally or in writing) at any time to Buyer, its officers, agents, employees and Affiliates in connection with the transaction contemplated herein, including without limitation, the quality of hydrocarbon reserves, the quantity of hydrocarbon reserves, the amount of revenues, the amount of operating costs, the financial data, the contract data, the environmental condition of the Properties, the physical condition of the Properties and the continued financial viability of the Properties, and Buyer expressly releases Sellers from the same.

ARTICLE 9. SELLER’S REPRESENTATIONS AND WARRANTIES

Each Seller represents and warrants, individually and only as to itself, to Buyer that on the date hereof and as of the Closing Date the statements contained in this Article 9 are true and correct.

9.1           Organization and Good Standing. Each Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, is duly qualified to do business in each State in which the Properties are located and has all requisite power and authority to own its interest in the Properties.

9.2           Authority; Authorization of Agreement. Each Seller has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated herein and to perform all of the terms and conditions to be performed by it as provided for in this Agreement. The execution and delivery of this Agreement, the performance of all of the terms and conditions to be performed by it and the consummation of the transactions contemplated herein have been duly authorized and approved by all necessary corporate action on the part of each Seller. This Agreement has been duly executed and delivered by each Seller and constitutes the valid and binding obligation of such Seller, enforceable against it in accordance with its terms.

9.3           No Violations. The execution and delivery of this Agreement by Sellers does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated herein, will not:

(a)                                  Conflict with or require the consent of any person or entity under any of the terms, conditions or provisions of the certificate of incorporation or bylaws of Sellers;

(b)                                 Violate any provision of, or require any filing, consent or approval under any Law applicable to or binding upon Sellers (assuming receipt of all consents and approvals of governmental entities customarily obtained subsequent to the transfers of title);

(c)                                  Conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, (i) any mortgage, indenture, loan, credit agreement or other agreement, evidencing indebtedness for borrowed money to which either Seller is a party or by which either Seller is bound, or (ii) any order, judgment or decree of any governmental entity; or

(d)                                 Result in the creation or imposition of any lien or encumbrance upon the Properties.

9.4           Absence of Certain Changes. Between the date of execution of this Agreement and the Closing Date, there has not been without Buyer’s prior written consent, any of the following entered into by Sellers:

(a)                                  A sale, lease or other disposition of the Properties;

(b)                                 A mortgage, pledge or grant of a lien or security interest in any of the Properties; or

(c)                                  A contract or commitment to do either of the foregoing; and

(d)                                 Take any actions which could have a Material adverse effect on the Properties.

9.5           Operating Costs.  All costs incurred in connection with the operation of the Properties, other than any costs or charges that are being contested by Sellers in good faith, have been fully paid and discharged by Sellers, except normal expenses incurred in operating the Properties within the previous sixty (60) Days or as to which Sellers have not yet been billed.

9.6           Pending Proceedings.  There is no action, suit or proceeding pending against either Seller which could have a material adverse effect on the value or operation of the Properties or that could prevent the consummation of the transactions contemplated by this Agreement, and to Sellers’ Knowledge, there is no such action, suit or proceeding threatened against either Seller.

9.7           Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or, to Sellers’ Knowledge, threatened against either Seller.

9.8           Liability for Brokers’ Fees.  Sellers have not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

9.9           No Liens.  Except for Permitted Encumbrances, the Properties will be conveyed to Buyer at the Closing free and clear of all liens and encumbrances.

9.10         Judgments.  There are no unsatisfied judgments or injunctions issued by a court of competent jurisdiction or other governmental agency outstanding against either Seller that would be reasonably expected to materially interfere with the ownership and operation of the Properties or impair their ability to consummate the transaction contemplated hereby.

9.11         Records.  The Records are files, or copies thereof, that Sellers have used in the normal course of their business to own or operate the Properties. Sellers make no representations or warranties regarding the accuracy of any of the Records and any all implied warranties are expressly disclaimed.

9.12         Compliance with Law. With respect to the Properties, to Sellers’ Knowledge, neither Seller has received written notice (i) of a violation of any statute, law, ordinance, regulation, permit, rule or order of any foreign, federal, state, tribal or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to their business or operations which remains uncured, and which would have a material adverse effect on any of the Properties, (ii) from any government authority with jurisdiction over the Properties that the Properties are not in substantial compliance with applicable laws, or (iii) a violation of any Environmental Law(s).

9.13         Applicable Contracts. Schedule 9.13 is a list of the Lance Applicable Contracts and WGR Applicable Contracts.  To Sellers’ Knowledge, all such agreements are in full force and effect and Sellers are not in default thereunder, and Sellers have not received a written notice of default with respect to such agreements that remains uncured.

9.14         Permits.  Schedule 9.14 is a list of all Lance Permits and WGR Permits. To Sellers’ Knowledge (i) all permits are in force and effect, (ii) all fees relating thereto have been paid, and (iii) all filings and notices required to be made with any governmental authority have been made.

9.15         Taxes. During Sellers’ period of ownership to the Closing Date, all taxes relating to the Properties have been paid when due, unless contested in good faith by appropriate proceedings. All income taxes of Sellers and obligations relating thereto that could result in a lien or other claim against any of the Properties have been properly paid, unless contested in good faith by appropriate proceedings.

9.16         Lease Accounts. All federal, state and royalty accounts with respect to the Properties are current, and all payments required thereunder have been made except amounts, if any, held in suspense accounts in the ordinary course of business as referenced in Article 5.1 above and disclosed to Buyer in writing prior to Closing.

9.17         Preferential Purchase Rights.  Schedule 9.17 is a list of the Properties, if any, subject to preferential purchase rights.

ARTICLE 10. BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Sellers that to the best of Buyer’s knowledge on the date hereof and as of the Closing Date the statements in this Article 10 are true and correct.

10.1         Organization and Good Standing. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Colorado, is or will be duly qualified to do business in all States in which the Properties are located and has all requisite corporate power and authority to own and lease the Properties.

10.2         Corporate Authority; Authorization of Agreement. Buyer has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated herein and to perform all the terms and conditions to be performed by it as provided for in this Agreement. The execution and delivery of this Agreement by Buyer, the performance by Buyer of all the terms and conditions to be performed by it and the consummation of the transactions contemplated herein have been duly authorized and approved by all necessary corporate action. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors’ rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

10.3         No Violations. The execution and delivery of this Agreement by Buyer does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated herein, will not:

(a)                                  Conflict with or require the consent of any person or entity under any of the terms, conditions or provisions of the certificate of incorporation or bylaws of Buyer;

(b)                                 Violate any provision of, or require any filing, consent or approval under any Law applicable to or binding upon Buyer; or

(c)                                  Conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, (i) any mortgage, indenture, loan, credit agreement or other agreement evidencing indebtedness for borrowed money to which Buyer is a party or by which Buyer is bound, or (ii) any order, judgment or decree of any governmental entity.

10.4         SEC Disclosure. Buyer is acquiring the Properties for its own account for use in its trade or business, and not with a view toward or for sale in connection with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act of 1933, as amended.

10.5         Independent Evaluation. Buyer represents that it is sophisticated in the evaluation, purchase, operation and ownership of oil and gas properties. In making its decision to enter into this Agreement and to consummate the transaction contemplated herein, Buyer represents that it has relied solely on its own independent investigation and evaluation of the Properties and that at Closing Buyer will have satisfied itself as to the title, physical condition and the environmental condition of the Properties.

10.6         Governmental Approvals. No approval, consent, waiver, authorization or other order of, and no declaration, filing, registration, qualification or recording with, any person, including any governmental authority, is required to be obtained or made by or on behalf of the Buyer in connection with the execution, delivery or performance of this Agreement or the consummation of the Closing hereunder in accordance with the terms and conditions of this Agreement.

ARTICLE 11. ADDITIONAL AGREEMENTS

11.1         Covenants of Sellers. From the date hereof until Closing, without first obtaining the consent of Buyer, Sellers will not:

(a)                                  waive any right of material value relating to the Properties;

(b)                                 convey, encumber, mortgage, pledge or dispose of any of the Properties;

(c)                                  enter into, modify or terminate any Lance Applicable Contracts or WGR Applicable Contracts; or

(d)                                 contract or commit itself to do any of the foregoing.

11.2         Notice of Loss. From the date hereof until Closing, Sellers shall promptly notify Buyer of any loss or damage to the Properties, or any part thereof, known to Sellers and in the aggregate exceeding Ten Thousand and No/100 United States Dollars (US $10,000).

11.3         Subsequent Operations. Lance makes no representations or warranties to Buyer as to the transferability or assignability of the position of operator under the joint operating agreements pertaining to the Properties. Buyer acknowledges that the rights and obligations associated with operatorship of the Properties are governed by the applicable agreement(s) and that operatorship of the Properties will be decided in accordance with the terms of said agreement(s).

11.4         Buyer’s Assumption of Obligations. Except as otherwise provided in this Agreement, Buyer agrees to assume and shall timely perform and discharge all duties and obligations of the owner of the Properties relating to the period of time after the Effective Time, including without limitation, duties and obligations under all the contracts associated with the Properties. Sellers shall incur no liability for Buyer’s failure to properly perform or discharge such duties and obligations. Buyer agrees to accept full responsibility for Lance’s proportionate share of the costs and expenses associated with or attributable to the plugging and abandonment of all wells, equipment and facilities conveyed to Buyer under this Agreement and the remediation, restoration and clean up of the Properties. In conducting the duties and obligations hereunder, Buyer shall comply with the applicable Laws of any governmental entity having appropriate jurisdiction.

11.5         Records. Within thirty (30) Days after Closing (except as provided below), Sellers shall furnish to Buyer all Records; provided, however, Sellers shall be entitled to retain copies of any or all such Records and to retain as long as needed (a) the originals of any Records required in connection with litigation or other proceedings pending or threatened against Sellers or the Properties as of the Closing Date, and/or (b) the originals of any Records required in connection with the Final Accounting Statement. At Sellers’ expense, photocopies of any and all Records retained by Sellers shall be furnished to Buyer within thirty (30) Days after Closing, and the originals of such Records shall be furnished to Buyer within thirty (30) Days after Sellers’ need for said Records ceases. Buyer agrees to maintain the Records received from Sellers in accordance herewith for a period of seven (7) years after the Closing and to afford Sellers reasonable access to the Records as requested by Sellers.

ARTICLE 12. CONDITIONS PRECEDENT TO CLOSING

12.1         Conditions Precedent to Seller’s Obligation to Close. Sellers shall be obligated to consummate the sale as contemplated by this Agreement on the Closing Date, provided the following conditions precedent have been satisfied or have been waived by Sellers:

(a)                                  All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of Closing as though such representations and warranties were made at and as of such time; and

(b)                                 Buyer shall have complied in all material respects with all obligations and conditions contained in this Agreement to be performed or complied with on or prior to the Closing.

12.2         Conditions Precedent to Buyer’s Obligation to Close. Buyer shall be obligated to consummate the purchase as contemplated by this Agreement on the Closing Date, provided the following conditions precedent have been satisfied or have been waived by Buyer:

(a)                                  All representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects at and as of Closing as though such representations and warranties were made at and as of such time; and

(b)                                 Sellers shall have complied in all material respects with all obligations and conditions contained in this Agreement to be performed or complied with on or prior to the Closing.

12.3         Conditions Precedent to Obligation of Each Party. The parties shall be obligated to consummate the sale and purchase as contemplated in this Agreement on the Closing Date, provided the following conditions precedent have been satisfied or have been waived by the party or parties benefited or affected thereby:

(a)                                  No suit, action or other proceedings shall be pending before any court or governmental entity in which it is sought by a person or entity other than the parties hereto or any of their Affiliates, officers, directors, or employees to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or to obtain substantial damages in connection with the transaction contemplated herein, nor shall there be any investigation by a governmental entity pending which might result in any such suit, action or other proceedings seeking to restrain, enjoin or otherwise prohibit the consummation of the transaction contemplated by this Agreement;

(b)                                 All Required Consents shall have been obtained and delivered to Buyer by the Closing; and

(c)                                  All preferential rights of purchase, if any, that may be applicable to such Properties shall have been waived, or the time to elect under such preferential rights shall have elapsed, prior to Closing.

ARTICLE 13. TERMINATION

13.1         Grounds for Termination. This Agreement may be terminated at any time prior to Closing:

(a)                                  By the mutual written agreement of Sellers and Buyer;

(b)                                 By either Seller or Buyer if the consummation of the transactions contemplated herein would violate any non-appealable final order, decree or judgment of any governmental entity having appropriate jurisdiction enjoining or awarding substantial damages in connection with the consummation of the transactions contemplated herein;

(c)                                  By either Seller or Buyer pursuant to Article 6.1 if the total value of all Casualty Losses and Open Defects exceeds two hundred fifty thousand United States dollars ($250,000); or

(d)                                 Notwithstanding anything contained in this Agreement to the contrary, by Buyer or either Seller if Closing shall not have occurred by December 31, 2006.

13.2         Effect of Termination. If this Agreement is terminated in accordance with Article 13.1, such termination shall be without liability of any party to this Agreement or any officer, director, Affiliate, or employee of such party, except the Earnest Money shall be returned to Buyer as provided in Article 3.2 above and the obligations provided in Articles 13.3, 13.4, 13.5 and 15.3 shall survive termination. If this Agreement is terminated as a result of Buyer’s failure or refusal to perform an obligation hereunder (including without limitation Closing on the Closing Date) or breach of Article 12.1, Sellers shall be entitled to retain the Earnest Money as a liquidated damage to reimburse Sellers for their out-of-pocket fees and expenses incurred in connection with the transactions contemplated by this Agreement. If Closing does not occur as a result of either Seller’s breach or as a result of termination by Buyer in accordance with the provisions of this Agreement, the Earnest Money shall be refunded to Buyer.

13.3         Dispute over Right to Terminate. If there is a dispute between the parties over either party’s right to terminate this Agreement under Article 13.1, Closing shall not occur as scheduled. The party which disputes the other party’s right to terminate may initiate arbitration proceedings in accordance with Article 15.16 within thirty (30) Days of the date on which Closing was scheduled to occur and, if arbitration is so initiated, the dispute will be resolved through such arbitration proceeding. If the party which disputes the termination right does not initiate an arbitration proceeding to resolve the dispute within the time period specified hereinabove, such party shall be deemed to have waived its right to object to such termination.

13.4         Return of Documents. If this Agreement is terminated prior to Closing, each party shall return to the party which owns or is otherwise entitled thereto all books, records, maps, files, papers and other property in such party’s possession relating to the transaction contemplated by this Agreement.

13.5         Confidentiality. In the event of termination of this Agreement, the parties agree to keep all the terms of this transaction confidential for a period of two (2) years after termination of this Agreement.

ARTICLE 14. THE CLOSING

14.1         Closing. Three (3) Days prior to the Closing Date, Sellers shall provide Buyer with a Closing Statement setting forth the Purchase Price, as adjusted in accordance with this Agreement for all known adjustments as of that date. Sellers shall additionally provide Buyer with wiring instructions designating the account or accounts to which the Purchase Price is to be delivered in accordance with Article 14.3(b). Closing shall be held in Sellers’ office or any other location that is mutually agreeable to Sellers and Buyer.

14.2         Obligations of Seller at Closing. At the Closing, Sellers shall deliver to Buyer, unless waived by Buyer, the following:

(a)                                  An Assignment and Conveyance of the Lance Leases, Wells and Lance Easements, substantially in the form attached hereto as Exhibit C. The Assignment shall be executed and acknowledged in three (3) multiple originals or such greater number as agreed between the parties or as required by any applicable Law;

(b)                               An Assignment and Conveyance of the WGR Easements, substantially in the form attached hereto as Exhibit C. The Assignment shall be executed and acknowledged in three (3) multiple originals or such greater number as agreed between the parties or as required by any applicable Law;

(c)                                  A Bill of Sale for the remaining Lance Assets, to the extent not conveyed by 14.2(a) above, substantially in the form attached hereto as Exhibit D.

(d)                               A Bill of Sale for the remaining WGR Assets, to the extent not conveyed by 14.2(b) above, substantially in the form attached hereto as Exhibit D.

(e)                                Evidence of waiver or lapse of any unexercised preferential purchase rights that may be applicable to the sale of the Properties;

(f)                                    Any necessary Letters-in-Lieu of division orders or transfer orders as may be prepared by Buyer and presented to Sellers;

(g)                                 A Section 1445 Non-foreign Affidavit; and

(h)                                 Such other instruments as necessary to carry out Sellers’ obligations under this Agreement.

14.3         Obligations of Buyer at Closing. At the Closing, Buyer shall deliver to Seller, unless waived by Seller, the following:

(a)                                The Assignment and Conveyance documents, executed and properly acknowledged, referred to in Article 14.2(a) and (b);

(b)                                 The Bill of Sale documents, executed and properly acknowledged, referred to in Article 14.2(c) and (d);

(c)                                  The adjusted Purchase Price, less Earnest Money, by wire transfer in accordance with Article 3 hereof;

(d)                                 Letters-in-Lieu of division orders or transfer orders executed by an authorized officer of Buyer substantially in the form of Exhibit E; and

(e)                                  Such other instruments as necessary to carry out Buyer’s obligations under this Agreement.

ARTICLE 15. MISCELLANEOUS

15.1         Notices. All notices and other communications required, permitted or desired to be given hereunder must be in writing and sent by U.S. mail, properly addressed as shown below, and with all postage and other charges fully prepaid or by hand delivery or by facsimile transmission. Date of service by mail is three Business Days following the date of mailing and hand delivery is the date on which such notice is delivered to the addressee and by facsimile is the date sent (as evidenced by fax machine confirmation of receipt), or if such date is not on a Business Day, then on the next date which is a Business Day. Each party may change its address by notifying the other party in writing.

If to Sellers:	Western Gas Resources, Inc.
1099 18th Street, Suite 1200
Denver, CO 80202
Attn: Mark Petry
E-mail: Mark.Petry@anadarko.com
Telephone: 303-252-6066
Facsimile: 720-264-0426

If to Buyer:	PRB Oil & Gas, Inc.
1875 Lawrence Street, Suite 450
Denver, Colorado 80202
Attention: Mr. Paul Ritzdorf\
E-mail: pritzdorf@prbenergy.com
Telephone: 303-308-1330
Facsimile: 303-308-1590

15.2         Conveyance Costs. Buyer shall be solely responsible for filing and recording any documents related to the transfer of the Properties from Sellers to Buyer and for all costs and fees associated therewith, including filing any necessary transfer of ownership documents with appropriate federal, state, local and tribal authorities as required by applicable Law. Within thirty (30) Days after Closing, Buyer shall furnish Sellers with all recording data and evidence of all required filings.

15.3         Brokers’ Fees. Neither party has retained any brokers, agents or finders to act on behalf of either party in this matter, other than that Sellers have retained Meagher Oil & Gas Properties, Inc. to assist Sellers. Each party agrees to release, protect, indemnify, defend and hold the other harmless from and against any and all Claims with respect to any commissions, finders’ fees or other remuneration due to any broker, agent or finder claiming by, through or under such party.

15.4         Access to Information. From the date hereof, Sellers will (i) give Buyer and its authorized representatives adequate and reasonable access, during normal business hours, to the offices, properties, books and records of Sellers relating to the Properties (including for the purposes of conducting a Financial Audit); (ii) furnish to Buyer and its authorized representatives such financial and operating data and other information relating to the Properties as may be reasonably requested; and (iii) cooperate with Sellers in connection therewith.

15.5         Further Assurances. From and after Closing, at the request of Buyer but without further consideration, Sellers shall execute and deliver or use reasonable efforts to cause to be executed and delivered such other instruments of conveyance and take such other actions as Buyer reasonably may request to more effectively put Buyer in possession of the Properties.

15.6         Survival of Representations and Warranties. The representations and warranties contained in Articles 9.1, 9.2, 9.3, 9.8 and Article 10, and the special warranty of title in Article 8.1 of this Agreement shall survive Closing. No warranties or representations shall be superseded by or merged into the Assignment. The parties have made no representations or warranties, except those expressly set forth in this Agreement.

All other representations, warranties, indemnities, covenants and agreements of Sellers shall terminate at Closing.

15.7         Amendments and Severability. No amendments or other changes to this Agreement shall be effective or binding on any of the parties unless the same shall be in writing and signed by Sellers and Buyer. The invalidity of any one or more provisions of this Agreement shall not affect the validity of this Agreement as a whole, and in case of any such invalidity, this Agreement shall be construed as if the invalid provision had not been included herein.

15.8         Successors and Assigns. This Agreement shall not be assigned, either in whole or in part, without the express written consent of the non-assigning party. The terms, covenants and conditions contained in this Agreement shall be binding upon and shall inure to the benefit of Sellers and Buyer and their respective successors and assigns.

15.9         Headings. The titles and headings set forth in this Agreement have been included solely for ease of reference and shall not be considered in the interpretation or construction of this Agreement.

15.10       Governing Law. This Agreement shall be governed by and construed under the Laws of the State of Colorado, excluding any choice of law rules which may direct the application of the Laws of another jurisdiction.

15.11       No Partnership Created. It is not the purpose or intention of this Agreement to create (and it shall not be construed as creating) a joint venture, partnership or any type of association, and the parties are not authorized to act as agent or principal for each other with respect to any matter related hereto.

15.12       Public Announcements. Buyer shall not issue a public statement or press release with respect to the transaction contemplated herein (including the price and other terms) without the prior written consent of Sellers, except as required by Law or listing agreement with a national security exchange and then only after prior consultation with the Sellers. Buyer shall have the right to disclose the transaction as required by law; provided that Buyer agrees that in any such disclosures, Sellers shall not be identified without their prior written consent.

15.13       No Third Party Beneficiaries. Nothing contained in this Agreement shall entitle anyone other than Sellers or Buyer or their authorized successors and assigns to any claim, cause of action, remedy or right of any kind whatsoever.

15.14       Not to be Construed Against Drafter. The parties acknowledge that they have had an adequate opportunity to review each and every provision contained in this Agreement and to submit the same to legal counsel for review and comment, including expressly but without limitation all waivers and indemnities in this Agreement. Based on said review and consultation, the parties agree with each and every term contained in this Agreement. Based on the foregoing, the parties agree that the rule of construction that a contract be construed against the drafter, if any, shall not be applied in the interpretation and construction of this Agreement.

15.15       Entire Agreement. This Agreement supersedes all prior and contemporaneous negotiations, understandings, letters of intent and agreements (whether oral or written) between the parties relating to the Properties and constitutes the entire understanding and agreement between the parties with respect to the sale and purchase of the Properties.

15.16       Conspicuousness of Provisions. The parties acknowledge that the provisions contained in this Agreement that are set out in “bold” satisfy the requirement of the express negligence rule and any other requirement at law or in equity that provisions contained in a contract be conspicuously marked or highlighted.

15.17       Arbitration. Notwithstanding anything in this Agreement to the contrary, all disputes, other than those relating to the Final Accounting Statement which shall be resolved in accordance with Article 5.4 hereof, between the parties shall be solely and finally settled as follows:

(a)                                  Any controversy, dispute or claim arising out of, in connection with, or in relation to, the interpretation, performance, and enforceability of this Agreement (a “Dispute”), will be solely and finally settled by binding arbitration (“Arbitration”), without right of appeal. Subject to the immediately preceding sentence, any of the parties may demand arbitration by written notice to the other of the Dispute(s) and the remedy(s) sought (“Demand for Arbitration”), setting forth a summary of the Dispute and the party’s position, along with a list of three (3) arbitrator candidates, including a brief description of each arbitrator’s background and experience (provided such experience satisfies the criteria set forth in Articles 4.2(c) and 4.4(c), if applicable. The party receiving the Demand for Arbitration shall provide the other party with a response, including any affirmative defenses or counterclaims, and a list of three (3) arbitrator candidates, including a brief description of each arbitrator’s background and experience, within five (5) Business Days from the date of receipt of the Demand for Arbitration. In the event of any counterclaims being filed by a party, the other party shall have five (5) Business Days to provide the other party with a response. Any Demand for Arbitration and any counterclaims arising as a result thereof shall be initiated in accordance with any time limits provided under this Agreement for such a Dispute to be brought, and if no time limit is provided, within the time period allowed by any applicable statute of limitations.

(b)                                 The Arbitration will be conducted before a single arbitrator at a neutral location in Denver, Colorado. The arbitrator shall also acknowledge and agree to follow the arbitration procedures set forth herein and to make good faith efforts to meet the time lines provided hereunder. If the parties are unable to agree upon an arbitrator within ten (10) Business Days from the date of a party’s receipt of a Demand for Arbitration, then the Judicial Arbiter Group, Denver, Colorado (“JAG”) shall select the arbitrator for the parties. No party may have any ex parte communications with the arbitrator regarding any matter related to the Arbitration.

(c)                                  The arbitration hearing shall be scheduled within five (5) Business Days after the arbitrator is selected and shall be scheduled to take place no later than sixty (60) days from the date of the Demand for Arbitration. The arbitration shall be conducted in accordance with the following:

(i)                                     The parties may be represented by counsel.

(ii)                                  Each party shall provide the other with copies of all non-privileged documents and information that is relevant to the Dispute, on which it bases or supports its position(s) or which it intends to introduce at the arbitration hearing, and shall provide the other party with such documents or information within twenty (20) Business Days of the date of the Demand for Arbitration. Each party shall disclose to the other the names and addresses of all persons with knowledge relevant to the Dispute, including expert witnesses, who a party intends to call as a witness at the arbitration hearing.

(iii)                             No later than five (5) Business Days before the arbitration hearing, each of the parties shall provide the other and the arbitrator with a concise written statement of the facts and evidence a party intends to present at the arbitration hearing together with a discussion of the applicable law and the basis for the requested remedy or aware or the denial of the relief sought. Unless good cause is shown, no rebuttal statements or other pre-hearing written submissions will be allowed.

(iv)                            The arbitrator shall determine the order of proof which will be similar to that used for federal judicial proceedings.

(v)                                 The arbitrator shall arrange for a stenographic or other record to be made of the arbitration hearing and both parties shall bear the cost thereof.

(vi)                            The arbitration hearing may proceed in the absence of a party who fails to attend. However, the arbitrator shall not render a decision solely on the basis of a party’s failure to attend the hearing.

(vii)                         The parties may jointly stipulate to a waiver of the hearing and agree to submit the Dispute to the arbitrator based solely on the written submissions and other evidence as the parties may agree.

(viii)                      The rules of evidence do not have to be strictly adhered to; provided, however, that the arbitrator shall apply applicable laws or rules pertaining to any applicable privileges and/or work product. The arbitrator shall attempt to allow each of the parties the opportunity to present material and relevant evidence at the hearing and the arbitrator may be guided in this respect by the Federal Rules of Evidence.

(ix)                              The arbitrator will issue its decision (the “Decision”) within fifteen (15) Business Days after the close of the arbitration hearing. The arbitrator may grant any remedy or relief that the arbitrator deems to be just and equitable, including, but not limited to specific performance. The Decision shall be in writing signed by the arbitrator and shall address each Dispute or issue presented for Arbitration by the parties, including the basis or reason(s) for the Decision. Within five (5) Business Days of the issuance of the Decision, a party may serve a request on the other party and the arbitrator requesting a correction of any computation, typographical or other similar error in the Decision.  A party opposing such a request shall file its opposition within three (3) Business Days of being served with the request for the correction. Thereafter, the arbitrator shall have three (3) Business Days to take appropriate action on the request and, serve its corrected, modified or revised Decision, if any, upon the parties in writing (the “Revised Decision”). The Revised Decision shall be considered final, for purposes of any judicial proceeding to enforce or vacate the Revised Decision. All proceedings to enforce, confirm, modify or vacate the Revised Decision will be controlled by and pursuant to the Federal Arbitration Act, 9 U.S.C. § 1 et. seq. and any applicable law of the State of Colorado before any state or federal court having jurisdiction thereof.

(x)                                 The arbitrator may award sanctions, as appropriate, for a party’s willful failure to comply with any of its obligations hereunder, including the assessment of costs, the exclusion of evidence or any other relief as deemed equitable and just by the arbitrator.

(d)                               The parties shall bear equally the fees and expenses of the Arbitration, unless the arbitrator decides otherwise, and each party shall bear the costs of its own counsel, witnesses (if any) and employees, unless the arbitrator decides otherwise.  The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable.

15.18       Execution in Counterparts. This Agreement may be executed in counterparts, which shall when taken together constitute one (1) valid and binding agreement. Facsimile signatures shall be effective and binding on all parties. Counterpart originals of all signatures provided by facsimile shall be provided to all parties within thirty (30) Days after execution of this Agreement.

[SIGNATURE PAGES FOLLOW]

The parties have executed this Agreement as of the date first set forth above.

SELLERS:	LANCE OIL & GAS COMPANY, INC.

	By:	/s/ Mark R. Petry
Name: Mark R. Petry
Title: Attorney-In-Fact

WESTERN GAS RESOURCES, INC.

	By:	/s/ Mark R. Petry
Name: Mark R. Petry
Title: Attorney-In-Fact

BUYER:	PRB OIL & GAS, INC.

	By:	/s/ Robert W. Wright
	Name:	Robert W. Wright
	Title:	Chief Executive Officer